                                                                  EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

DecisionOne Holdings Corp.:


We consent to the use in this Amendment No. 3 to Registration Statement No. 333-28539 of DecisionOne Holdings Corp. and subsidiaries on Form S-1 of our report dated August 30, 1996 and our report dated December 29, 1995 on DecisionOne Corporation (formerly Bell Atlantic Business Systems Services, Inc.) and subsidiary which are part of this Registration Statement, and of our reports dated August 30, 1996 and December 29, 1995 relating to the financial statement schedules appearing elsewhere in this Registration Statement, and to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
July 29, 1997